Exhibit 10.1

Master Publishing Agreement

AGREEMENT made this 18th day of July, 2011, between The Princeton Review, Inc. 111 Speen Street, Suite 550, Framingham, MA 01701 (the “Proprietor” or “TPR”), and Random House, Inc. with offices at 1745 Broadway, New York, New York 10019 (“Random House” or “Publisher”) (“Agreement”);

WHEREAS, the Proprietor owns or controls all rights to The Princeton Review trademark (the “TPR Trademark”), including but not limited to the right to publish and license print and electronic books under the TPR Trademark;

WHEREAS, the Proprietor as the successor in interest to Princeton Review Publishing L.L.C owns or controls all rights, including all copyrights, to the Princeton Review series of books currently published by or in production with Publisher and listed on Exhibit A hereto, including the Annuity Titles listed on Exhibit B (Annuity Titles defined below);

WHEREAS, prior to the effective date of this Agreement, Publisher, under license from Proprietor, has been publishing the Works under a variety of agreements between Proprietor and Publisher, including but not limited to the Basic Agreement dated November 7, 2002 (the “Basic Agreement”), the various License Agreements, (as defined in the Basic Agreement) the Copyediting Agreement dated June 12, 1995 and the Marketing Agreement dated June 7, 1991, as amended June 30, 1995 (all such agreements collectively the “Prior Agreements”);

WHEREAS, Publisher desires to continue its publishing relationship with Proprietor and desires to obtain a new exclusive license to publish, print and distribute the Works, and to be the exclusive publisher for all hardcover and paperbound book form and Electronic Books and Enhanced Electronic Books under the TPR Trademark; and

WHEREAS, Proprietor is willing to grant such a license to Publisher upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions:

“Work” means the books listed on Exhibits A and B (including Electronic Books and Enhanced Electronic Books); manuscripts for books delivered by Proprietor to Publisher under the terms of this Agreement and Electronic Books and Enhanced Electronic Books published by Publisher under the terms of this Agreement.

“Electronic Book” means the text of a Work, in whole or in part, by any means of digital distribution or transmission, whether now known or hereafter known or developed, intended to make the text and any illustrations or photographs contained in the Work available in visual form for reading without enhancement or inclusion of any other material.

“Enhanced Electronic Book” means the text of a Work in (i) complete, condensed, adapted, or abridged versions (in all cases using at least 50% of the text of the printed Work), whether sequentially or non-sequentially, distributed as a digital or electronic product for reading, which condensed, adapted or abridged versions shall be subject to Proprietor’s prior written approval, not to be unreasonably withheld or delayed, (ii) together with added sounds, images, interactivity or graphics which supplement the text of the Work, which shall be subject to the Proprietor’s prior written approval, which may be withheld in the Proprietor’s sole and absolute discretion. Enhanced Electronic Books including less than 50% of the text of the Work shall be subject to the Proprietor’s prior written approval, which may be withheld in the Proprietor’s sole and absolute discretion.

“Electronic Version” means a digital or electronic product or service that is related to the Work and its title, together with added sounds, images, interactivity or graphics, which primarily focuses on TPR’s brand and TPR’s instructional offerings relating to the Work and its title, and which may include up to twenty percent (20%) of the text of that Work only and shall not be deemed a competitive work hereunder and shall not be subject to the option provision in Section 22 below. For the avoidance of doubt, a digital or electronic product or service that is related to the Work and its title, together with added sounds, images, interactivity or graphics, which primarily focuses on TPR’s brand and TPR’s instructional offerings relating to the Work and its title that includes more than 20% of the text of the Work shall not be considered an Electronic Version and, if it does not fall under the definition of Enhanced Electronic Book or Electronic Book, shall be defined as an “Other Electronic Product.” Other Electronic Products shall only be published subject to the mutual agreement of Proprietor and Publisher under terms to be mutually agreed upon. Electronic Version rights are reserved to the Proprietor. For the avoidance of doubt, Proprietor also reserves the right to create a digital or electronic product or service comprised entirely of content not licensed to Random House and that does not bear a title substantially similar to a title of any of the Works.

“New Titles” shall mean new TPR branded content in book form, including hardcover, paperback, Electronic Book and Enhanced Electronic Book initially published during the Term. Such New Titles shall be added to Exhibit A as New Titles.

“Annuity Titles” shall mean the Works currently published and updated and revised on an annual or biannual basis as well as evergreen titles that continue to be published year after year essentially unchanged as listed in Exhibit B to the Agreement and any titles that may be added to such Exhibit during the Term of the Agreement.

“Calendar Year” means each twelve (12) month period during the Term after January 1, 2012 commencing each January 1st and ending each December 31st of such twelve (12) month period.

“Random House Net Sales” means the U.S. dollar value of print copies of the Works (i.e. the actual gross invoice price billed or billable by Publisher for copies of the print Work(s) sold hereunder) less only: (i) any actual freight pass through increment included in the gross invoice price; (ii) actual taxes and/or insurance fees charged to the customer by Publisher included in the gross invoice price; (iii) actual documented quantity discounts; (iv) actual returns and a reasonable reserve for returns provided that any such reserve shall be in accordance with Generally Accepted Accounting Principles and, in any event, shall be adjusted at least annually based upon the actual sales and returns history of the Work and such other factors as Random House in its good faith judgment deems appropriate.

“Random House Net Receipts” means amounts received by Random House or any of its affiliates from the sale of Electronic Books or Enhanced Electronic Books after discounts, allowances, third party distribution fees and/or commissions, and excluding sales, excise or similar taxes, if any, calculated in accordance with Generally Accepted Accounting Principles.

“Territory” means the world.

“TPR Net Sales” means the U.S. dollar value of sales less actual refunds and rebates, all in accordance with Generally Accepted Accounting Principles.

“TPR Approval” means the written approval by TPR not to be unreasonably withheld, which TPR shall use reasonable commercial efforts to provide within five (5) business days from receipt of such request and if TPR has not responded within fifteen (15) business days from receipt of such request, RH shall provide additional notice and if TPR does not respond within ten (10) business days of receipt of such additional notice then TPR’s approval shall be deemed to be given.

“Event of Non-Performance” means either (a) TPR’s material failure to propose to Random House the minimum number of New Titles needed to meet the Minimum Number of Titles required by Paragraph 5 of this Agreement or accept Random House’s proposal for such minimum number of New Titles in any Calendar Year by January 1 of such Calendar Year, or (b) TPR’s material failure in any Calendar Year to deliver manuscripts for the Minimum Number of Titles, provided that for (a) and (b) Publisher shall provide Proprietor with notice and a reasonable opportunity to cure of not more than sixty (60) days.

“Brand Discontinuance” means TPR’s discontinuance of the use of THE PRINCETON REVIEW trademark in connection with its higher education readiness business.

2. Term. The term of this Agreement shall commence on July 1, 2011 (the “Effective Date”) and, unless earlier terminated pursuant to its provisions, shall continue through December 31, 2018 (the “Term”).

3. New Agreement. This Agreement supersedes all Prior Agreements between the parties and all works shall hereinafter be governed solely by this Agreement subject only to certain provisions of the Basic Agreement and the License Agreements applying during the Calendar Year 2011, namely the applicable royalty rates and the production specifications for the Works in production in 2011. However, for the avoidance of doubt, any and all advances paid to TPR under the Basic Agreement and the License Agreements prior to the Effective Date shall not be recoupable from Royalties accruing under this Agreement after the Effective Date and no further advances that would have been due after the Effective Date under the Prior Agreements shall be payable under the Prior Agreements.

4. Grant of Rights. During the term, Random House will be the exclusive publisher for all hardcover and paperbound book form and Electronic Books and Enhanced Electronic Books, in all languages in the Territory, and Proprietor hereby grants to Publisher during the Term of this Agreement in all languages in the Territory:

(a) the exclusive right to print, publish, distribute and sell the Works, including the New Titles and Annuity Titles, in hardcover and paperbound book form and as Electronic Books and Enhanced Electronic Books.

(b) the exclusive right to print, publish, distribute and sell titles in hardcover and paperbound book form and as Electronic Books and Enhanced Electronic Books under the TPR trademark and/or using the TPR Trademark as part of the title.

(c) the exclusive right to revise or update the Annuity Titles and print, publish, distribute and sell such revised or updated Annuity Titles in hardcover and paperbound book form and as Electronic Books and Enhanced Electronic Books provided that such revisions or updates shall be consistent with the format and premium brand image of the Annuity Titles in Publisher’s reasonable business judgment. Random House shall consult with Proprietor on any revisions, updates or other modifications it intends to make to such Annuity Titles.

(d) the exclusive right to develop, write, print, publish, distribute and sell the annual number of New Titles in the Event of Non-Performance with respect to Proprietor’s obligations to deliver such titles under the Agreement.

(e) The exclusive right, license and privilege to exercise the subsidiary rights in the Works set forth in Paragraph 16.

Upon expiration or termination of this Agreement, all rights in the Works shall revert to TPR, subject to any sell-off period. The parties hereby acknowledge and agree that TPR has the right to create digital or electronic products and services comprised of content not licensed to Random House provided such products and services do not bear titles substantially similar to the titles used for the Works.

5. Minimum Number of Titles. (a) RH shall have the right to publish the combined annual minimum number of New Titles and Annuity Titles as set forth below (the “Minimum Number of Titles”). The Minimum Number of Titles shall only be modified by mutual written agreement. RH shall have the right to have a minimum percentage of the Minimum Number of Titles per year be comprised of Enhanced Electronic Books with interactive elements as indicated below:

Minimum Number of Titles for the calendar year:

2012: [CONFIDENTIAL TREATMENT REQUESTED] (at least 10% of which shall be Enhanced Electronic Books with interactive elements)

2013: [CONFIDENTIAL TREATMENT REQUESTED] (at least 12% of which shall be Enhanced Electronic Books with interactive elements)

2014: [CONFIDENTIAL TREATMENT REQUESTED] (at least 14% of which shall be Enhanced Electronic Books with interactive elements)

2015: [CONFIDENTIAL TREATMENT REQUESTED] (at least 16% of which shall be Enhanced Electronic Books with interactive elements)

2016: [CONFIDENTIAL TREATMENT REQUESTED] (at least 18% of which shall be Enhanced Electronic Books with interactive elements)

2017: [CONFIDENTIAL TREATMENT REQUESTED] (at least 20% of which shall be Enhanced Electronic Books with interactive elements)

2018: [CONFIDENTIAL TREATMENT REQUESTED] (at least 22% of which shall be Enhanced Electronic Books with interactive elements)

The deliverables for each New Title or revised or updated Annuity Title published by RH under this Agreement shall be agreed upon via sequentially numbered, dated and signed Schedule As to Exhibit A in substantially the format attached as Schedule 1 to this Agreement.

(b) TPR and Random House shall both propose New Titles for publication, and they shall use commercially reasonable efforts to agree on the Minimum Number of Titles for a Calendar Year by October 31 of the preceding Calendar Year. It is understood and agreed that the acceptance of proposals for New Titles shall be in the reasonable discretion of the respective party, taking into account the general subject matter of the Works and the publishing plans discussed with the Guidance Board (defined below). TPR shall have an obligation to propose sufficient New Titles acceptable to Random House and/or accept sufficient proposals made by Random House to fulfill the Minimum Number of Titles. The final Minimum Number of Titles for a Calendar Year shall be determined no later than January 1 of that Calendar Year. For each New Title accepted for publication, TPR shall deliver manuscripts for such accepted New Titles as required by this Agreement. For avoidance of doubt, TPR shall only be obligated to deliver a manuscript containing elements necessary to create a printed book or Electronic Book as set forth in Paragraph 8.

(c) In the event that TPR (a) does not present proposals for New Titles to Random House or accepts proposals made by Random House, or (b) does not deliver the manuscripts for New Titles as set forth in this Agreement, Random House shall have the right to create its own New Titles under this Agreement subject to the terms of this Agreement including all royalty obligations. All such New Titles created by Random House shall be subject to TPR Approval.

6. Advances and Prepaid Royalties.

Random House shall pay to the Proprietor the following Advance against and on account of all monies accruing to Proprietor hereunder:

(a) 2011. Random House shall pay to the Proprietor a guaranteed non-refundable advance of [CONFIDENTIAL TREATMENT REQUESTED] for royalties earned under the Prior Agreements since April 1, 2011 but not paid to date under the Prior Agreements and against and on account of future royalties accruing under this Agreement through December 31, 2011. This payment shall be due within three business days of signing of the Agreement. If at the end of the 2011 Calendar Year royalties due TPR for the April 1-December 31, 2011 period exceed [CONFIDENTIAL TREATMENT REQUESTED], then Random House shall pay TPR the royalty amount due in excess of [CONFIDENTIAL TREATMENT REQUESTED] within 45 days of the end of the Calendar Year. If at the end of the 2011 Calendar Years royalties due TPR for the April 1-December 31, 2001 period amount to less than [CONFIDENTIAL TREATMENT REQUESTED] TPR shall not be required to repay any amounts and shall keep the total [CONFIDENTIAL TREATMENT REQUESTED] advance.

(b) 2012-2018.

(i) Random House shall pay to the Proprietor an additional [CONFIDENTIAL TREATMENT REQUESTED]within three business days of signing of the Agreement as an advance against and on account of future royalties accruing under this Agreement starting January 1, 2012.

(ii) Random House shall pay to the Proprietor an additional [CONFIDENTIAL TREATMENT REQUESTED] prior to December 31, 2011 as an additional advance against and on account of future royalties accruing starting January 1, 2012.

(iii) Random House shall pay to the Proprietor an additional [CONFIDENTIAL TREATMENT REQUESTED] prior to June 30, 2012 as an additional advance against and on account future royalties.

“Prepaid Royalty” means the payments under Paragraphs 6.b.(i), (ii) and (iii) immediately above.

(iv) [CONFIDENTIAL TREATMENT REQUESTED] of the Prepaid Royalty under Paragraphs (i) and (ii) immediately above ([CONFIDENTIAL TREATMENT REQUESTED] from Paragraph (i) and [CONFIDENTIAL TREATMENT REQUESTED] from Paragraph (ii)) shall be deemed non-refundable and no further services shall be required to be provided by Proprietor for the amount to be earned, subject to Paragraph 6.d below.

(c) The Prepaid Royalty in the amount of [CONFIDENTIAL TREATMENT REQUESTED] under Paragraph 6(b)(i)-(iii) shall be credited against the Minimum Annual Guaranteed Royalties owed under Paragraph 7 in equal annual amounts over the Term of the Agreement starting in January 1, 2012 (i.e. [CONFIDENTIAL TREATMENT REQUESTED] per Calendar Year). The annual credit shall be applied equally to the four payments of Minimum Annual Guaranteed Royalties due on March 31, June 30, September 30, and December 31 of each Calendar Year starting January 1, 2012 (i.e. [CONFIDENTIAL TREATMENT REQUESTED] per calendar quarter).

(d) However, Random House shall be entitled to immediately recoup (the “Right of Recoupment”) the Prepaid Royalty from 100% of all accrued royalties and from 100% of the Minimum Annual Guaranteed Royalties if such Minimum Annual Royalties is still applicable until such time as 100% of the Prepaid Royalty has been recouped if: (i) an Event of Non-Performance occurs or (ii) in the event of a termination due to Brand Discontinuance. TPR acknowledges that Random House’s Right of Recoupment in the foregoing sentence is a right of recoupment and shall not be construed as a right of setoff.

7. Minimum Annual Guaranteed Royalties

Minimum Annual Guaranteed Royalties means the following sum(s), which Publisher agrees and guarantees to pay Proprietor as minimum Royalties on sales of the Works during the Term:

Not less than Thirty-Three Million United States Dollars (U.S. $33,000,000.00):

(a) [CONFIDENTIAL TREATMENT REQUESTED] for the period commencing January 1, 2012, and ending December 31, 2012;

(b) [CONFIDENTIAL TREATMENT REQUESTED] for the period commencing January 1, 2013, and ending December 31, 2013;

(c) [CONFIDENTIAL TREATMENT REQUESTED] for the period commencing January 1, 2014, and ending December 31, 2014;

(d) [CONFIDENTIAL TREATMENT REQUESTED] for the period commencing January 1, 2015, and ending December 31, 2015;

(e) [CONFIDENTIAL TREATMENT REQUESTED] for the period commencing January 1, 2016, and ending December 31, 2016;

(f) [CONFIDENTIAL TREATMENT REQUESTED] for the period commencing January 1, 2017, and ending December 31, 2017;

(g) [CONFIDENTIAL TREATMENT REQUESTED] for the period commencing January 1, 2018, and ending December 31, 2018.

The Minimum Annual Guaranteed Royalty for a Calendar Year shall be payable in four equal installments of twenty-five percent (25%) each on March 31, June 30, September 30 and December 31 of each Calendar Year (each such period a “Calendar Quarter” and each such payment a “Quarterly Guarantee Payment’), subject to the following: if the actual royalties earned in a Calendar Quarter exceed the Quarterly Guarantee Payment, Random House shall pay TPR the portion of the actual royalty due that is in excess of the Quarterly Guarantee Payment within 45 days after the end of such Calendar quarter (the “Additional Royalties Payment”). In the event that the actual royalties earned in a subsequent Calendar Quarter in the same Calendar Year are less than the Quarterly Guarantee Payment for such Calendar Quarter, the Additional Royalties Payment shall be deducted either from such Quarterly Guarantee Payment, or, if the Additional Royalties Payment exceeds the shortfall, from subsequent Quarterly Guarantee Payments. In the event that an Additional Royalties Payment has been made in a Calendar Year and such Additional Royalties Payment has not been deducted from subsequent Quarterly Guarantee Payments at the time the fourth Quarterly Guarantee Payment is due, Random House shall be permitted to deduct the Additional Royalties Payment from the fourth Quarterly Guarantee Payment. Random House will provide an estimate of the total royalties actually earned in such Calendar Year within 10 business days after the end of the Calendar Year and make an estimated payment of the amount of royalties earned in excess of the Minimum Guaranteed Annual Royalties for such Calendar Year within 15 Business days after the end of the Calendar Year. The adjustment of the actual amount of royalties earned in excess of the Minimum Guaranteed Annual Royalties compared to the estimate shall be made on the Statement of Account provided 45 days following the end of the Calendar Year and any under- or overpayment of Additional Royalties Payments shall be made on the next Quarterly Guarantee Payment. For the avoidance of doubt, TPR shall only be entitled to retain and/or receive Additional Royalties Payments if the total royalties actually earned in a Calendar Year exceed the Minimum Annual Guaranteed Royalty for such Calendar Year . If in any Calendar Year actual royalties as calculated using the Royalty Rates set forth in Paragraph 15 of this Agreement are less than the Minimum Annual Guaranteed Royalty for that Calendar Year, TPR shall keep the total Minimum Annual Guaranteed Royalty for that Calendar Year.

TPR acknowledges that the TPR Trademark is an integral part of the title of the Works and that the Minimum Annual Guaranteed Royalties set forth above are paid in consideration for the use of the TPR Trademark as part of the title of the Works. Therefore, the parties agree that the total Minimum Annual Guaranteed Royalties set forth above for each Calendar Year shall be based upon and contingent on the Proprietor giving Publisher the ability to publish at least ninety percent (90%) of the Minimum Number of Titles under the TPR Trademark in the respective Calendar Year. In the event that the Publisher is prevented from publishing at least ninety percent (90%) of the Minimum Number of Titles under the TPR Trademark in the respective Calendar Year, the Minimum Annual Guaranteed Royalties shall be reduced by ninety percent (90%).

8. Delivery and Acceptance of Manuscript. (a) TPR will deliver one (1) original of each complete Work in print form and one copy fully designed on computer disk no later than the delivery deadline set forth in the respective Schedule A in conformity with the following:

(1) The complete work as a print-ready PDF (including but not limited to: text, illustrations, graphics, photos, art, charts, graphs, necessary permissions, and sample tests with answer sheets) on mutually agreed upon electronic media, with corresponding laser proofs; and with

(i) all content designed to correct trim size and printer specifications;

(ii) fully-created front matter and pagination sequencing, including copyright information and ISBN and official CIP or ISSN (if supplied by RH prior to the Delivery Date);

(iii) all interior title and author information corresponding to the approved cover.

(2) Postcard or poster insert mechanicals or PDFs of accurate trim size, where applicable.

(3) Gold/master CD-ROMs or DVDs for book/CD/DVD titles and associated labels as print-ready electronic files.

(4) If permission from others is required for publication of any material contained in the Work, including any visual material, or for the exercise of any other right conferred by this Agreement (including the right to promote the Work), the Proprietor shall be responsible for obtaining such permissions at the Proprietor’s own expense and shall, upon Random House’s request therefore, submit them, in form reasonably satisfactory to Random House, with the complete Work, but Random House may, if Random House deems it necessary, assist the Proprietor in obtaining the necessary permissions. Such permissions shall permit the exercise by Random House and its sublicensees of all the rights licensed to Random House in the Territory. In the event that Publisher wishes to use further actual LSAT tests in any Works, Publisher shall negotiate an agreement for such use with LSAC at its own cost and expense. Publisher shall be responsible at its own expense for obtaining permission for any material that Publisher wants to add to the Work or for the conversion costs from a printed Work or manuscript to an Electronic Book or an Enhanced Electronic Book. For the avoidance of doubt, in the event that TPR wants to add any material or functions to an Electronic Book or Enhanced Electronic Book, the parties shall negotiate in good faith who shall be responsible for the associated expenses and permissions.

(b) Random House shall inform the Proprietor in writing whether the manuscript for the Work which is delivered pursuant to Paragraph 8(a) is acceptable within sixty (60) days of receipt of the complete Work.

(i) If Random House concludes that the Work as delivered is unacceptable but could be revised to Random House’s satisfaction in a timely fashion, Random House and the Proprietor shall agree on an appropriate period of time for the revision process, and Random House shall provide written editorial comments to the Proprietor with respect to the revisions required within sixty (60) days after receipt of the Work, and the Proprietor shall, within ninety (90) days after receipt of such comments, deliver to Random House a revised manuscript of the Work. Should Random House, in its sole judgment, conclude that the Work as first submitted cannot be revised to its satisfaction within a timely period, or, after the agreed revision period, should Random House find that the revised Work is still unacceptable for any reason, Random House may reject the Work by written notice to the Proprietor and such Work shall not count towards the Minimum Annual Number of Titles. Anything to the contrary in this Subparagraph 8(b) notwithstanding, Random House agrees, however, that if the Work conforms to the book description in the applicable Schedule A, then Random House shall grant the Proprietor the right to revise the Work, and Random House shall provide editorial guidance to the Proprietor within a reasonable period of time in order to attempt to make it editorially acceptable to Random House.

(c) If Random House requires that the Work receive a legal vetting, the completed, revised manuscript will be submitted to Random House’s attorneys at Random House’s sole cost. The Proprietor shall cooperate with the attorneys in the legal vetting process. If Random House’s attorneys conclude that publication of the Work may lead to legal liability, Random House and the Proprietor shall cooperate for a period of sixty (60) days to make it legally acceptable to Random House’s attorneys. If they are unable to do so, the Proprietor and Random House shall mutually agree to retain a third party outside counsel (at the joint cost of the parties to be split equally) to review Random House’s decision and if the third party agrees with Random House that the manuscript may lead to legal liability, Random House may reject the Work by written notice to the Proprietor and such Work shall not count towards the Minimum Annual Number of Titles. If Random House finds the Work is legally acceptable for publication in the United States but changes are advisable for publication in other territories, and/or if Random House’s attorneys deem changes advisable after the first publication, the Proprietor shall agree to make the changes. In no event shall Random House be obligated to publish or continue to publish the

Work which, in the judgment of its attorneys, may lead to legal liability regardless of the opinion of any third-party outside counsel retained. No changes or revisions made pursuant to this Paragraph 8 shall be deemed to alter or affect the warranties and indemnities contained in Paragraph 19 of this Agreement.

9. Production Budget.

In addition to the foregoing Minimum Annual Guaranteed Royalties, Publisher shall pay TPR a development fee (the “Production Budget”) per year as set forth below in consideration for TPR’s art and editorial contributions to the Works, and for the reproduction materials for the Works to be provided to Publisher by TPR as more particularly set forth in Paragraph 8 above and on Schedule 2 (Copyediting Schedule) (such services and deliverables together the “Development Services”).

The Production Budget shall be payable to TPR as follows in equal quarterly installments on March 31, June 30, September 30, and December 31 of each Calendar Year of the Term less any applicable charge backs as set forth in the Copyediting Schedule and provided TPR has provided the Development Services in such Calendar Year:

2012: [CONFIDENTIAL TREATMENT REQUESTED]

2013 : [CONFIDENTIAL TREATMENT REQUESTED]

2014 : [CONFIDENTIAL TREATMENT REQUESTED]

2015 : [CONFIDENTIAL TREATMENT REQUESTED]

2016 : [CONFIDENTIAL TREATMENT REQUESTED]

2017 : [CONFIDENTIAL TREATMENT REQUESTED]

2018 : [CONFIDENTIAL TREATMENT REQUESTED]

For the avoidance of doubt, the Production Budget shall not be payable in a Calendar Year if an Event of Non-Performance or Brand Discontinuance has occurred.

10. Copyediting, Proofreading and Proprietor’s Corrections. The parties will follow the development and copyediting and production guidelines outlined in Schedule 2 to this Agreement. Upon Random House’s request the Proprietor agrees to prepare the manuscript for new and revised editions of the Annuity Titles whenever Random House in good faith determines that a new or revised edition of an Annuity Title is desirable. Should the Proprietor for any reason fail to prepare and deliver such manuscript within a reasonable time, Random House may make such arrangements as it deems appropriate for the preparation of such revised edition of the Annuity Title, and may charge the cost of such revision against the Proprietor’s earnings hereunder. It is specifically understood and agreed that the copyright (and any extensions and renewals thereof) in and to any such revised editions shall, upon creation, be owned solely by the Proprietor in accordance with Paragraph 14 below. In such case, the royalty rates and subsidiary rights income set forth in Paragraphs 15 and 16 shall apply to such new or revised editions of the Annuity Title.

11. Publication. Random House may publish and distribute the Works in any format, style, and manner, and under any of its imprints, and with a jacket, cover or package and at a cover price as it shall determine, except that the cover art, including for Electronic Books and Enhanced Electronic Books, of Random House’s edition of the Work shall be subject to TPR Approval. In addition, the Proprietor shall have TPR Approval over the cover copy of Random House’s editions of New Titles. Random House agrees to include a list of The Princeton Review locations and products at the end of the Work in accordance with Paragraph 21 hereof. The final title of the Work shall be mutually agreed between Random House and the Proprietor. Random House shall publish the Work within eighteen (18) months of its acceptance of the complete Work and related materials.

12. Promotional Materials/Promotion by Proprietor.

(a) Random House may use, or permit others to use, the Proprietor’s name, the title of the Work, and selections from the Work in advertising, promotion and publicity related to the publication and/or licensing of the Work, including broadcast, without charge, by radio, television or cable, or distribution via any form of electronic transmission, including on-line or satellite-based data transmission.

(b) The Proprietor agrees to make The Princeton Review personnel available to personally perform promotional and publicity activities for three (3) weeks at the time of publication of the Work.

(c) Consistent with current practices, RH shall reimburse TPR for any actual expenses incurred in TPR’s performance of mutually agreed upon book-related marketing and promotional expenses actually performed by TPR, up to a total limit of [CONFIDENTIAL TREATMENT REQUESTED] per Calendar Year. Random House and TPR will meet annually sometime in the 4th quarter of a Calendar Year to discuss TPR’s book-related marketing strategy for the upcoming year. TPR will then submit a marketing budget (with programs and associated costs) for the upcoming Calendar Year to Random House no later than December 20th. Random House will either approve the budget or collaborate with TPR to institute changes where it deems appropriate and the parties will agree on the budget. TPR will submit invoices to Random House for payment quarterly on March 31, June 30, September 30, and December 31 of each Calendar Year and Random House will reimburse TPR for the expenses in accordance with the budget up to the total annual limit of [CONFIDENTIAL TREATMENT REQUESTED].

13. Proprietor Copies. Upon Random House’s publication and upon the request of TPR with regards to the numbers, Random House shall give up to one hundred (100) copies of the combined print and Electronic Book edition of each Work to the Proprietor. The Proprietor may purchase additional copies for personal use in connection with the sale and delivery of its enrollment and subscription based products and services at the following discounts:

For print Works at [CONFIDENTIAL TREATMENT REQUESTED]of the cover price and for Electronic Books and Enhanced Electronic Books at [CONFIDENTIAL TREATMENT REQUESTED]of the actual retail price. Random House shall invoice TPR for such additional copies and TPR shall pay such invoices within forty-five (45) days of receipt. In the event that TPR does not make timely payments, Random House shall have the right to set-off the amounts owed against any future payments due to Random House from TPR.

The Proprietor shall have the right to purchase additional copies for resale to educational institutions at Publisher’s applicable terms of sale.

14. Copyright and Trademark. (a) Notice of copyright in the Work shall appear in each copy of the Work printed by Random House and be in the following name:

The Princeton Review, Inc.

The parties agree that unless and until Random House registers the copyrights in its own titles, Random House shall not be required to register copyrights in the Work or in any other titles or editions governed by prior agreements between the parties, regardless of whether such agreement set forth a registration obligation.

(b) The appropriate Trademark Notices shall appear in each copy of the Work with respect to the TPR Trademark and TPR’s other trademarks as specified in each instance by TPR, and as may be amended from time to time by TPR, including the initials “TM” or the letter “R” encircled [®], or “*” (asterisk), and/or such legend(s) as may be required by TPR, including, but not limited to, a legend indicating that the TPR Trademark is a trademark of TPR used under license by Publisher.

(c) All Works and promotional materials for such Works shall include the disclaimer “The Princeton Review is not affiliated with Princeton University” in such size and location as determined by TPR.

(d) Publisher recognizes the great value of the goodwill associated with the TPR Trademark and acknowledges and agrees: (i) that such goodwill is exclusively that of TPR; (ii) that the TPR Trademark has acquired secondary meaning as TPR’s trademarks and/or identifications in the mind of the purchasing public; (iii) Publisher’s use thereof shall inure solely to the benefit of TPR, and Publisher shall claim no right to TPR Trademark, or the goodwill attached thereto; and (iv) no use shall be made of the TPR Trademark that constitutes a direct endorsement of any product or service (other than the Works); and (v) Random House shall do nothing in connection with the TPR Trademark that would bring TPR or the TPR Trademark into disrepute or in any manner affects the validity of the TPR Trademark.

(e) Commencing on January 1, 2012, Random House shall pay TPR an annual brand royalty payment (“Brand Royalty Payment”) of [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Receipts on all copies of Electronic Books and Enhanced Electronic Books sold that are branded with the TPR Trademark. This Brand Royalty Payment shall be in addition to the royalty set forth below under Paragraph 15(k) and shall be reported, calculated and paid on the same terms as those applicable to Paragraph 15(k).

15. Royalties. Between the Effective Date and December 31, 2011, the royalty rates set forth in the Prior Agreements shall apply.

Commencing on January 1, 2012, the following royalty rates shall apply:

(a) Hardcover. (i) On copies of a hardcover edition sold in the U.S., except as described below: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(ii) On copies of a hardcover edition sold in the British Home Market (defined as the United Kingdom, Republic of Ireland, and the Channel Islands), except as described below. [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(b) Trade Paperback. (i) On copies of a trade paperback edition sold in the U.S., except as described below: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(ii) On copies of a trade paperback edition sold in the British Home Market, except as described below: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(c) Mass-Market Paperback. (i) On copies of a mass-market paperback edition sold in the U.S., except as described below: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(ii) On copies of a mass-market paperback edition sold in the British Home market, except as described below: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(d) Canadian Sales. On all copies of any edition published by Random House and sold in Canada, except as described below: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(e) Australia. On all copies of any edition sold in Australia and New Zealand, except as described below: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(f) Other Export Sales. On all copies of any edition sold in foreign countries outside the United States of America, its territories and possessions, military bases and other than those specified above, except as described below: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Sales.

(g) High Discount Sales. On all copies of any paperback edition sold at a discount of [CONFIDENTIAL TREATMENT REQUESTED]or more, direct to institutions, corporations, or others outside the normal trade channels: [CONFIDENTIAL TREATMENT REQUESTED]of the amount received by Random House.

(h) Premiums. On all copies of any edition sold at a discount of [CONFIDENTIAL TREATMENT REQUESTED]or more for premium use: [CONFIDENTIAL TREATMENT REQUESTED]of the amount received by Random House.

(i) Intentionally Blank.

(j) No Royalty Copies. No royalties shall be paid on copies sold to any party (including, in the case of “remainders”, affiliates of Random House) below or at cost (including direct expenses incurred) or given away for review, advertising, sample, sales promotions, or like purposes, or on portions of the Work appearing as previews in other books published by Random House or on portions of the Work used or sublicensed for advertising or publicity without compensation.

(k) Electronic Book. On all copies of the Work sold as an Electronic Book or an Enhanced Electronic Book: [CONFIDENTIAL TREATMENT REQUESTED]of Random House Net Receipts.

If Random House makes any sales under this Paragraph 15 to a company that is affiliated with Random House, such sale shall be negotiated at arm’s length and on terms similar to the terms of the current agreements for similar licenses between Random House and affiliated companies.

16. Subsidiary Rights. The Proprietor grants to Random House the exclusive right to sublicense other rights in the Work as specified in this Agreement in the Territories upon terms as Random House deems advisable. Prior to January 1, 2012, the net proceeds of these sublicenses shall be divided as set forth in the applicable Prior Agreements. Starting with sublicenses entered into after January 1, 2012, the net proceeds of these sublicenses shall be divided as set forth below and the Proprietor’s Share shall be credited against the Minimum Guaranteed Royalties. Upon Proprietor’s written request, Random House shall provide the Proprietor with copies of executed licenses in which the Proprietor’s share of the proceeds is [CONFIDENTIAL TREATMENT REQUESTED] or more.

	Random House’s Share	Proprietor’s Share
First Serial (use of serializations, condensations, excerpts, digests, etc., in newspapers, magazines or other periodicals before publication of the Work in book form)* subject to the Proprietor’s approval, such approval not to be unreasonably withheld or delayed	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Second Serial (use of serializations, condensations*, excerpts, digests, etc., in newspapers, magazines, other periodicals or books after publication of the Work in book form) *Condensations, adaptations or abridgements shall be subject to the Proprietor’s approval, such approval not to be unreasonably withheld or delayed	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Book Club	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Permissions (including the right to grant transcription or publication rights in the Work in Braille or in other non-book formats specifically for the physically handicapped without charge)	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Mass-Market Paperback (subject to Proprietor’s approval)	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Other Book Publication (including, but not limited to, hardcover, large-type editions, mail order, premium and other special editions and schoolbook and book fair editions licenses) *subject to the Proprietor’s approval, such approval not to be unreasonably withheld or delayed	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

British Hardcover and/or Paperback (which may include the right of Random House’s licensee to further sublicense any of the rights granted elsewhere in this Agreement, including first serial if available)	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Translation (which may include the right of the licensee to sublicense any of the rights granted elsewhere in this Agreement, including first serial if available)	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Electronic Book or Enhanced Electronic Book	[CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

If Random House exercises any of the rights specified above itself in lieu of sublicensing them, the royalty rates, unless specified in Paragraph 15, shall be subject to agreement between the parties. Further, if any right specified in this Paragraph 16 is sub-licensed by Random House to a company that is affiliated with Random House, such license shall be negotiated at arm’s length and on terms similar to the terms of current agreements for similar licenses between Random House and unaffiliated companies.

17. Statements of Account. Random House shall prepare a statement of account quarterly as of the 31st day of March, the 30th day of June, the 30th day of September and the 31st day of December for all three-month periods during which copies are sold, and shall send these statements within forty-five (45) days following the end of the period. In the event that any such payment is late, Random House shall pay the Proprietor interest on the amount overdue under the statement at the prevailing JP Morgan/Chase prime interest rate as of the last date of such thirty day period. The Proprietor’s share of amounts received from the disposition of licenses granted under this Agreement shall be computed after deduction of any foreign taxes withheld, bank charges and any of Random House’s sub-agent commissions for sub-agents unaffiliated with Random House. If the Proprietor has received any overpayment or is otherwise indebted to Random House, Random House may deduct the undisputed amount due from any sum due or to become due to the Proprietor under this Agreement.

Random House will use commercially reasonable efforts to provide TPR with a sales statement detailing an estimate of royalties earned, including shipments and actual returns on a title basis, for the preceding quarter within ten (10) business days after the end of each quarter and in a form substantially similar to that attached as Schedule 3.

If, after two (2) full accounting periods following initial publication of the Work, in any six-month period the total income generated is less than [CONFIDENTIAL TREATMENT REQUESTED], Random House may defer rendering payment (but shall continue rendering statements) until such time as [CONFIDENTIAL TREATMENT REQUESTED] or more have been generated.

The Proprietor shall have the right, upon reasonable written notice, to examine the books and records of Random House as available insofar as they relate to the publication of the Works under this Agreement at Proprietor’s own expense, and provided that the examination is conducted during usual business hours and in accordance with customary accounting procedures, and occurs no more than once a year. If any deficiencies, inconsistencies or mistakes are discovered and validated in any statement(s) or payment(s) due hereunder to TPR, they shall immediately be rectified and the appropriate payments made by Publisher. If a deficiency or mistake is discovered of more than [CONFIDENTIAL TREATMENT REQUESTED]between the amount found to be due to TPR and the amount actually received by or credited to TPR, then Publisher shall be responsible for payment of the deficiency and for the reasonable costs and expenses of the audit and inspection by TPR up to the amount of such discrepancy.

18. Competitive Works. (i) The Proprietor shall not, without Random House’s prior written consent, publish or authorize publication by anyone other than Random House of any edition, adaptation, abridgment or condensation of the Work, or of any derivative work (for the avoidance of doubt, Electronic Versions shall not be deemed competitive works); (ii) if the Proprietor has retained audio recording rights and/or videocassette rights, the Proprietor shall not authorize publication of an audio recording of the Work and/or a (non-dramatized) videocassette of the Work earlier than Random House’s first publication of the Work; and (iii) if the Work is one of non-fiction, the Proprietor shall not publish or authorize publication of any similar material in a book or article which, in Random House’s reasonable judgment, is likely to conflict with the sale of the Work.

Random House acknowledges that the content of many of the Works is based in substantial part on instructional techniques, advice and topics which have been developed by The Princeton Review and have been or may be incorporated into courses and other products and services taught and delivered by The Princeton Review. Random House agrees that the continued use of said techniques, advice and topics by The Princeton Review in any format or medium (including, but not limited to, live courses, CD-ROM, online uses and Electronic Versions, provided any such use would not constitute or incorporate an Electronic Book or Enhanced Electronic Books edition) shall not be considered a violation of this Paragraph 18, and this Agreement shall not require The Princeton Review to alter such course material. Random House further agrees that the reproduction by The Princeton Review, solely for its use in its courses and apart from Electronic Versions which are addressed separately, of twenty (20) pages of the Work in the aggregate shall not be a violation of this Paragraph 18. The Proprietor acknowledges that Random House’s agreement regarding the aforesaid reproduction does not constitute permission to use any copyrighted or trademark material included in the Work by any third person other than the Proprietor or Random House. It will be the Proprietor’s sole responsibility to obtain all the appropriate copyright and trademark permission for said use of the material.

19. Warranties and Indemnities. (a) The Proprietor warrants and represents that (i) it is the sole proprietor and author of the Work; it has the full power to enter into this Agreement; it is the sole owner of, or that it has authority to grant, all rights granted to Random House; no material in the Work violates any contract of the Proprietor express or implied; the Proprietor has not previously assigned, pledged or otherwise encumbered the Work; no material in the Work discloses any information given to the Proprietor in confidence or on the understanding that it would not be disclosed or published; and (ii) except for any previously published or unpublished materials created by others for which permissions have been granted, the Work is original, has not been published before, and is not in the public domain; it does not contain any unlawful matter; all information in the Work has been lawfully obtained, the Work does not contain any libelous matter, does not invade any right of privacy or infringe upon any trademark, right of publicity, statutory or common law copyright, and any recipe, formula, or instruction contained in the Work is accurate and is not injurious to the user.

(b) In the event of any asserted claim or legal proceeding by a third party based on an alleged violation of any of these warranties set forth in Paragraph 19(a) (“Claims”), Random House shall have the right to defend the Claims by counsel of its own choosing. The Proprietor may retain the Proprietor’s own counsel at the Proprietor’s own expense. The Proprietor shall indemnify Random House and any seller or licensee of rights in the Work against any damages or losses incurred including any amounts actually paid in settlement, as well as against the cost, including, but not limited to, reasonable attorneys’ fees, of defending any Claims (collectively “Losses”). No settlement of any Claim shall be made without the Proprietor’s prior written approval, such approval not to be unreasonably withheld or delayed; however, if the Proprietor wants to continue defending a Claim that Random House wishes to settle, the Proprietor shall post a bond (in an amount, form, and content satisfactory to Random House, taking into account the size of the Claim and the anticipated defense costs) securing Random House, its licensees and sellers of the Work, and its insurers against any and all costs and expenses in excess of the amount at which Random House was willing to pay to settle such Claim including, without limitation, any reasonable outside attorneys’ fees, judgments and penalties.

(c) If any Claims are received by Random House or the Proprietor, the recipient shall promptly notify the other party. The Proprietor and Random House shall fully cooperate with each other in the defense of any Claims. Random House may, in addition to any other remedies, withhold payments due the Proprietor under this Agreement between the parties to cover the Proprietor’s indemnity obligations under this Paragraph 19. If no suit has been commenced within one (1) year following its initial assertion or if there is a final disposition or settlement of the Claims (or if the Claims are withdrawn) and the Proprietor has fulfilled the Proprietor’s indemnity obligations pursuant to this Paragraph 19 with respect to the Claims, Random House shall promptly release to the Proprietor any amounts withheld and not utilized to satisfy the Proprietor’s indemnity obligations set forth in this Paragraph 19. The Proprietor’s failure to cooperate with Random House in the defense of any Claims shall be deemed a breach of this Agreement. The Proprietor’s warranties and indemnities shall survive the termination of this Agreement.

(d) In the event that a third party infringes on the copyrights, trademark rights or any other rights related to the publication of the Work, the Proprietor and Random House shall have the right to participate jointly in an action for infringement. If the Proprietor and Random House both participate, they shall share the expenses of the action equally and shall recoup such expenses from any sums recovered in the action; the balance of the proceeds shall be divided equally between them. Each party shall notify the other of infringements coming to a party’s attention.

(e) If one party declines to participate in an action, the other may proceed. The party maintaining the action shall bear all costs and expenses. The Proprietor shall have the right to bring such suit with counsel of the Proprietor’s own choosing, at the Proprietor’s own expense provided that, if the Proprietor does so, Random House may nonetheless participate in the case with counsel of its own choosing and at its own expense. If the Proprietor elects to bring such a suit, the Proprietor will not be responsible for Random House’s attorneys’ fees or costs.

(f) The Proprietor’s warranties and indemnities hereunder do not extend (i) to illustrations, photographs, designs or similar materials not supplied by the Proprietor that may be added by Random House to any edition of the Work, or (ii) to such materials or to text not supplied by the Proprietor and dissimilar in substance from the content of the Work that either may be added by Random House to the cover of any edition of the Work or used by Random House in connection with any advertising or promotion of the Work. With respect to such materials or text described above in the subparagraph, Random House will indemnify the Proprietor against such Claims. Random House’s warranties and indemnities shall survive the termination of this Agreement.

20. Original Work. The Proprietor shall retain an original copy of the Work, and Random House shall not be responsible for the loss of or damage to the Work or any materials supplied by the Proprietor except in the event of Random House’s negligence. Random House shall, upon the Proprietor’s written request, made within the first three (3) months after first publication of the Work, return the original Work and any original visual material supplied by the Proprietor in its then “as-is” condition. Random House shall not be required to retain the original Work or visual material after three (3) months and may dispose of the original manuscript and proofs after that time.

21. Inserts, Back-of-Book Advertising. No advertising shall appear in Random House’s editions of the Work except that Random House may publish “house ads” of the Proprietor’s other titles. Other advertisements will not be inserted or printed in any edition of the Work without the Proprietor’s prior written consent, such consent not to be unreasonably withheld or delayed. Random House agrees to include a list of The Princeton Review locations and products in the back of the book in a length that shall not exceed the greater of (a) ten (10) pages, or (b) the number of pages left before the next signature page. Any advertisements that TPR wishes to place in the Work for post-secondary institutions and other promotional partners shall be subject to Random House’s approval not to be unreasonably withheld or delayed. These advertisements requested by the Proprietor shall be as long as they are within the space confinements set forth above. TPR shall be responsible for any material increase in incremental printing expenses resulting from the addition of such advertisements in the Works.

22. Exclusivity and Option. The Proprietor and Random House agree that Random House shall be (a) the exclusive publisher of any books (in print and Electronic Book form) written by Proprietor during the Term and (b) the exclusive publisher of any books (in print and Electronic Book form) published under the TPR Trademark. During the Term, Random House shall have the exclusive option to acquire rights in accordance with this Agreement to any and all books to be written or created by the Proprietor. Random House shall be entitled to a period of ninety (90) days after submission of a proposal and outline for a book, or books, in which to accept that book(s) for publication. If Random House does not accept such books with the 90 day period, the New Title shall be deemed rejected. Such rejected New Titles may be published by TPR itself, subject to Random House’s reasonable and prior written approval, which shall be based on whether the publication of such New Titles will materially impair the value of any of the rights granted to Random House under the Agreement.

23. Remainders. At any time after one year of initial publication of the Work, if, in the opinion of Random House, the continued sale of the Work is no longer profitable, Random House may dispose of any copies remaining on hand as “remainders” at any price as it may see fit. There shall be no royalty payable on all copies sold as “remainders”. Random House shall notify the Proprietor before the Work is remaindered and shall offer the Proprietor the opportunity to purchase copies of the Work at the remainder price; any inadvertent failure by Random House to do so, however, shall not be deemed a breach of this Agreement.

24. Out-of-Print. If, after the expiration of one (1) year from the date of Random House’s first publication of the Work, the Work is out-of-print, the Proprietor may make written demand to Random House to reissue or license rights in the Work. Random House shall notify the Proprietor in writing within sixty (60) days after its receipt of a demand whether it intends to comply. If Random House does not respond or if, within six (6) months of its notice that it intends to comply, Random House has not complied by reissuing the Work or entering into a sublicense for a new edition with a sublicensee who shall then reissue the Work, then the rights with regard to such title shall terminate and all rights to that title granted to Random House shall revert to the Proprietor. Such reverted titles may be published by TPR itself, subject to Random House’s reasonable and prior written approval, which shall be based on whether the publication of such reverted title will impair the value of any of the rights granted to Random House under the Agreement.

Upon termination, the Proprietor shall have the right for thirty (30) days to purchase the plates or film, if any, at one-fourth (1/4th) of the cost (including typesetting). For the purposes of this paragraph, the Work shall be considered in print if it is available for sale in the United States in a full length English language edition or if a contract for its publication by a sublicensee of Random House for publication within eighteen (18) months is outstanding.

This Paragraph 24 shall not apply to Annuity Titles.

25. Termination by Random House

(a) Defaults: Random House shall have the right to terminate this Agreement without prejudice to any other rights which it may have in the premises, whether pursuant to the provisions of this Agreement, or otherwise in law or in equity, upon the occurrence of any one or more of the following events (herein called “Defaults”) and the expiration of any applicable cure period set forth in subparagraph 25(b) below without cure:

(i) in the event of a Brand Discontinuance; or

(ii) in an Event of Non-Performance; or

(iii) If Proprietor s is unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, country or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

(iv) If Publisher is unable to continue to use the TPR Trademark as part of the title of ninety percent (90%) of the Minimum Number of Titles in a Calendar Year during the Term; or

(v) If Proprietor materially breaches the Warranties and Representations set forth in Paragraph 19 or otherwise materially defaults in the performance of any of its obligations provided for in this Agreement; or

(b) If any of these Defaults occur and Publisher desires to terminate this Agreement as a result thereof, Publisher shall give notice of termination in writing to TPR by certified mail, return receipt requested or by a reputable receipted delivery service (such as FedEx). Such notice shall be addressed to TPR as set forth in Paragraph 35 below. TPR shall have thirty (30) days from the date of giving notice in which to correct any of these defaults (except subdivisions [i] or [iv] above, which are not curable) and, failing such, this Agreement shall thereupon immediately terminate upon the expiration of such thirty (30) day period. In such event, Publisher shall not have to pay any additional Minimum Annual Guaranteed Royalties but shall be permitted to sell off all inventory in existence or in production for a period of twenty four (24) months subject to the payment of Royalties once any and all Prepaid Royalties have been recouped in full.

(c) TPR will give RH at least three (3) months prior written notice before the end of the Term of its intention not to renew. Renewal, if any, will be subject to a new definitive agreement to be entered into by the parties.

(d) Publisher may continue to distribute and sell its remaining inventory of each Work on a non-exclusive basis for a period not to exceed six (6) months following the expiration of the Term, subject to payment of applicable royalties in relation thereto and otherwise in accordance with all of the terms and conditions of this Agreement, provided that Publisher is not in breach of any provision of the Agreement.

26. Termination by Proprietor

(a) Defaults: TPR shall have the right to terminate this Agreement without prejudice to any other rights which it may have in the premises, whether pursuant to the provisions of this Agreement, or otherwise in law or in equity, upon the occurrence of any one or more of the following events (herein called “Defaults”) and the expiration of any applicable cure period set forth in Subparagraph 26(b) below without cure:

(i) If the Publisher fails to make any Advance or Minimum Annual Guaranteed Royalties payment due herunder on the date due;

(ii) If Proprietor shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, country or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

(iii) If Publisher otherwise materially defaults in the performance of any of its obligations provided for in this Agreement; or

(b) If any of these Defaults occur and TPR desires to terminate this Agreement as a result thereof, TPR shall give notice of termination in writing to Publisher by certified mail, return receipt requested or by a reputable receipted delivery service (such as FedEx). Such notice shall be addressed to Publisher at the address set forth in paragraph 35 below, Attn: Legal Department. Publisher shall have thirty (30) days from the date of giving notice in which to correct any of these defaults (except subdivisions [ii] above, which is not curable) and, failing such, this Agreement shall thereupon immediately terminate upon the expiration of such thirty (30) day period. In such event, Publisher shall cease and desist from distributing the Works.

27. Governing Law. Regardless of the place of its actual execution and performance, this Agreement shall be treated as though executed within the State of New York,

and shall be governed by New York laws. Any action or proceeding regarding this Agreement or the Work shall be brought solely in the New York courts (state or federal) in New York County.

28. Assignment. This Agreement is binding upon the successors and assigns of the Proprietor and upon the successors and assigns of Random House, but no assignment shall be binding upon either of the parties without the written consent of the other, except that Random House shall have the right to authorize or sublicense publication or use of the Work in the Territories to its parent or any subsidiary or affiliated company, or to any company which acquires all or substantially all of its business or the business of one of its divisions, and the Proprietor shall have the right to assign this Agreement to its parent or any subsidiary or affiliated company, or to any company which acquires all or substantially all of its business or the business of one of its divisions. If there is more than one party constituting “the Proprietor”, each party shall be jointly and severally liable for the Proprietor’s obligations under this Agreement.

29. Reserved Rights. Subject to the exclusivity provision in Paragraph 22, all rights which exist or hereafter may come into existence not expressly granted to Random House pursuant to this Agreement are reserved to the Proprietor, including but not limited to Electronic Versions.

30. Sum Due and Owing. Any undisputed sums due and owing from the Proprietor to Random House may be deducted from any sum due or to become due from Random House to the Proprietor pursuant to this Agreement.

31. Guidance Board. The parties shall establish a guidance board composed of two Random House representatives and two TPR representatives (the “Guidance Board”). The Guidance Board shall meet quarterly to review the performance and strategic direction of the publishing program pursuant to this Agreement.

32. Commission to Random House. By the end of the first Calendar Year of the Agreement, TPR shall, at TPR’s cost and expense, create a system which allows TPR to track all referrals that are made to TPR enrollment-based products and services through the Works or Publisher’s advertising and promotion of a Work (the “Random House Referral”). The details of the Random House Referral will be jointly determined and shall be memorialized in a separate document. TPR will pay [CONFIDENTIAL TREATMENT REQUESTED]commission to Random House on TPR Net Sales of all student enrollments in TPR products and services purchased through the Random House Referrals with a cap at [CONFIDENTIAL TREATMENT REQUESTED] per enrolled student, (the “RH Commission”). The RH Commission will not be earned on the first [CONFIDENTIAL TREATMENT REQUESTED] student enrollments per each Calendar Year of the Term and will be paid within thirty (30) days following each of March 31, June 30, September 30, and December 31 of each Calendar Year.

The Publisher shall have the right, upon reasonable written notice, to examine the books and records of TPR as available insofar as they relate to Referral Service and/or the RH Commission at Publisher’s own expense, and provided that the examination is conducted during usual business hours and in accordance with customary accounting procedures, and occurs no more than once a year. If any deficiencies, inconsistencies or mistakes are discovered and validated in any statement(s) or payment(s) due hereunder to Publisher, they shall immediately be rectified and the appropriate payments made by TPR. If a deficiency or mistake is discovered of more than [CONFIDENTIAL TREATMENT REQUESTED] between the amount found to be due to Publisher and the amount actually received by or credited to Publisher, then TPR shall be responsible for payment of the deficiency and for the reasonable costs and expenses of the audit and inspection by Publisher up to the amount of such discrepancy.

33. Bankruptcy related provisions.

(a) The parties hereby agree and intend that this Agreement is an executory contract governed by Section 365 of the Bankruptcy Code and that the rights granted hereunder by TPR to Publisher are a license to intellectual property governed by Section 365(n).

(b) The parties acknowledge that Publisher as Proprietor’s exclusive licensee of the Works has made significant investments into its ability to exploit the copyrighted Works using the TPR Trademark as part of the title of the Works and that any decision of the trustee of a bankruptcy estate to reject this Agreement could materially harm Publisher by interfering with Publisher’s ability to fully exploit the rights granted under this Agreement. The Parties therefore agree that if this Agreement is rejected in connection with a bankruptcy case, regardless of whether Publisher exercises its rights under Section 365(n) of the Bankruptcy Code, and Publisher treats the Agreement as terminated, Publisher shall be entitled to sell-off all inventory as set forth in paragraph 25(b).

34. Confidentiality. The Proprietor agrees to keep the terms and conditions of this Agreement confidential, and Proprietor shall not disclose such terms and conditions to any third party without obtaining Publisher’s prior written consent; provided however, that this Agreement may be disclosed on a need-to-know basis to Proprietor’s attorneys and accountants who agree to be bound by this confidentiality provision or as required by law, regulation or rule.

35. Notices. All notices, requests, demands and communications, other than statements and payments of Royalties, required or permitted under this Agreement shall be in writing and shall be deemed delivered at the time of delivery if personally delivered or transmitted via facsimile, the next business day following deposit with a reputable courier service for overnight delivery, or five business days following deposit in the U.S. mail, certified mail postage pre-paid, addressed as follows:

(a)	If to TPR:	With a copy to:

	The Princeton Review, Inc. ATTN: Chief Financial Officer 111 Speen Street, Suite 550 Framingham, MA 01701	The Princeton Review, Inc. ATTN: General Counsel 111 Speen Street, Suite 550 Framingham, MA 01701

(b)	If to Publisher:	With a copy to:

	Random House, Inc. ATTN: Tom Russell 1745 Broadway New York, NY 10019 Facsimile: (212) 782-8879	Random House, Inc. ATTN: General Counsel 1745 Broadway New York, NY 10019 Facsimile: (2120 7782-8879

Either party may from time to time change its address by notice to the other specifying a new address.

36. Full Agreement. This Agreement contains Paragraphs 1-36, Exhibits A-B and Schedules 1 - 3, and constitutes the full understanding of the parties, and supersedes all prior agreements, understandings and proposals, whether written or oral. No modification of this Agreement shall be binding unless in writing and signed by all parties.

PRINCETON REVIEW, INC.		RANDOM HOUSE, INC.

By:	/s/ Christian G. Kasper	By:	/s/ Anne Davis
Anne Davis

Payee’s Tax ID/Social

Security Number: 22-372603